Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

6.125% FIXED-RATE RESET NON-CUMULATIVE PERPETUAL

PREFERRED STOCK, SERIES P

OF

CAPITAL ONE FINANCIAL CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Capital One Financial Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. At meetings of the Board of Directors (the “Board”) of the Corporation duly convened and held on May 15, 2025 and June 24, 2025, the Board duly adopted resolutions authorizing (a) the redemption of the outstanding 5,000 shares of the Corporation’s 6.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series P (the “Series P Preferred Stock”) at a redemption price equal to $100,000 per share of the Series P Preferred Stock, plus an amount equal to the dividends on the Series P Preferred Stock that would have accrued but have not been declared and paid for the period from March 23, 2025, to but excluding the redemption date, (b) the cancellation of all outstanding shares of the Series P Preferred Stock following such redemption, (c) the filing of a Certificate of Elimination with respect to the Series P Preferred Stock, and (d) the Proper Officers (as defined below) of the Corporation, in the name of and on behalf of the Corporation, to make, execute and deliver, or cause to be made, executed and delivered, all such officers’ certificates and such other agreements, undertakings, documents or instruments and to take or cause to be taken any and all further actions any such Proper Officer shall approve as necessary, desirable or appropriate to carry out the purpose and intent of the transactions contemplated by any of the foregoing resolutions, with the taking of any such action conclusively establishing the validity thereof.

2. All shares of the Series P Preferred Stock have been redeemed.

3. The “Proper Officers” include each Authorized Executive (as defined herein); the President, U.S. Card; the Executive Vice President, Corporate Development; the Treasurer; their respective assistant officers; and any other executives of the Corporation designated by any Authorized Executive for the purpose of carrying out the foregoing resolutions. The “Authorized Executives” include: the President and Chief Executive Officer; the Chief Financial Officer; and the General Counsel and Corporate Secretary of the Corporation.

4. Franco E. Harris, in his capacity as a Proper Officer, has certified the resolutions set forth below, authorizing a decrease in the number of shares designated as 6.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series P, $0.01 par value per share, from 5,000 shares to zero shares.

5. Pursuant to Section 151 of the General Corporation Law of the State of Delaware, such resolutions shall have the effect of eliminating from the certificate of incorporation of the Corporation all matters set forth in the Certificate of Designations of the Series P Preferred Stock.

6. No shares of Series P Preferred Stock remain issued and outstanding.

NOW, THEREFORE, BE IT RESOLVED, that following redemption of the Series P Preferred Stock, no further shares of Series P Preferred Stock shall be issued subject to the Certificate of Designations of the Series P Preferred Stock previously filed by the Corporation with the Secretary of State of the State of Delaware on May 16, 2025, effective May 18, 2025 (the “Series P Certificate of Designations”);

FURTHER RESOLVED, that following redemption of the Series P Preferred Stock, the number of shares designated as Series P Preferred Stock be reduced to zero, which is the number issued and outstanding following the redemption of all the shares of Series P Preferred Stock by the Corporation, in order to allow the 5,000 redeemed shares to resume their status as authorized but undesignated shares of preferred stock of the Corporation, $0.01 par value per share, pursuant to Section 151 of the General Corporation Law of the State of Delaware, such shares thereafter to be available for designation in the future as part of a different series;

FURTHER RESOLVED, that the Proper Officers of the Corporation be, and each of them hereby is, authorized and directed, in the name of and on behalf of the Corporation, to execute a Certificate of Elimination of the Series P Preferred Stock, as well as such other certificates or instruments as may be required, to be filed with the Secretary of State of the State of Delaware to evidence the reduction in the number of shares designated as Series P Preferred Stock and the elimination from the certificate of incorporation of the Corporation all matters set forth in the Series P Certificate of Designations, such elimination to be effective upon the filing with the Secretary of State of the State of Delaware of such Certificate of Elimination of the Series P Preferred Stock;

FURTHER RESOLVED, that the Proper Officers of the Corporation be, and each of them hereby is, authorized and empowered, in the name of and on behalf of the Corporation, to negotiate, execute and deliver from time to time one or more exchange agent agreements, redemption agent agreements, or other administrative agreements as may be necessary or desirable in connection with the redemption of the Series P Preferred Stock, together with all documents ancillary thereto and to take all such actions, to pay all fees and expenses and to prepare, execute, deliver, file or perform all agreements, applications, notices, certificates, instruments or other documents that may be necessary or desirable to notify the depositary, registrar, transfer agent and redemption agent for the Series P Preferred Stock and the depositary shares, each representing a 1/100th ownership interest in a share of the Series P Preferred Stock, of the redemption of the Series P Preferred Stock and the transactions contemplated thereby;

FURTHER RESOLVED, that any and all actions heretofore or hereafter taken by any of the directors, officers, representatives or agents of the Corporation or any of its subsidiaries in connection with, or otherwise in contemplation of, the transactions contemplated by any of the foregoing resolutions be, and hereby are, ratified, confirmed and approved as the act and deed of the Corporation and/or such subsidiary, as applicable;

FURTHER RESOLVED, that the Board hereby adopts and incorporates by reference any form of specific resolution to carry into effect the purpose and intent of the foregoing resolutions, or covering authority included in matters authorized in the foregoing resolutions, including, without limitation, forms of resolutions in connection therewith that may be required by any authority or third party to be adopted or filed in connection with any application, consent to service or other reports, documents or filings relating to these resolutions, if, in the opinion of any Proper Officer, the adoption of such resolution is necessary or advisable, and the Secretary of the Corporation hereby is directed to insert a copy thereof in the minute books of the Corporation following any such action and to certify the same as having been duly adopted thereby; and

FURTHER RESOLVED, that any resolutions inconsistent with the foregoing or with any action of any Proper Officer pursuant to the foregoing are hereby modified or rescinded so as to be consistent herewith and therewith.

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IN WITNESS WHEREOF, Capital One Financial Corporation has caused this Certificate of Elimination to be signed by the undersigned as of this 30th day of June, 2025.

/s/ Franco E. Harris
Franco E. Harris
Managing Vice President, Corporate Treasury, Assistant Treasurer

[Signature Page to Series P Preferred Stock Certificate of Elimination]